EXHIBIT 10.50
BANDWIDTH INC.
Amended and Restated 2017 Incentive Award Plan
GLOBAL RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Global Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the Amended and Restated 2017 Incentive Award Plan (as amended from time to time, the “Plan”) of Bandwidth Inc. (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Global Restricted Stock Unit Agreement attached as Exhibit A, including any additional terms and conditions set forth in any appendix for Participant’s country (the “Appendix” and together with the Global Restricted Stock Unit Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Number of RSUs:

Vesting Commencement Date:

Vesting Schedule:	[To be specified in individual award agreements]
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BANDWIDTH INC.	PARTICIPANT

By:

Name:	[Participant Name]

Title:

EXHIBIT 10.50

EXHIBIT A
TO GLOBAL RESTRICTED STOCK UNIT AWARD GRANT NOTICE

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

BANDWIDTH INC.
Amended and Restated 2017 Incentive Award Plan
Capitalized terms not specifically defined in this Global Restricted Stock Unit Agreement, including any additional terms and conditions for Participant’s country set forth in the Appendix hereto (together, this “Agreement”) shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1Award of RSUs and Dividend Equivalents.
(a)The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.
(b)The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3 Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1 Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
2.2Settlement.
(a)RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)),

EXHIBIT 10.50
provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(b)If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1Representation. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2Responsibility for Taxes
(a)Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or affiliate that employs Participant or to which Participant otherwise renders services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participants (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to the settlement of any RSUs and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)The Company shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company or the Service Recipient, an amount sufficient to satisfy all applicable Tax-Related Items with respect to any taxable event arising in connection with the RSUs. Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods:
(i)withholding from Participant’s salary, wages, or any other amounts payable to the Participant;
(ii)withholding Shares otherwise issuable to Participant upon settlement of the RSUs and Dividend Equivalents, provided that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such Share withholding procedure will be subject to the express prior approval of the Administrator;
(iii)instructing a broker on Participant’s behalf (pursuant to this authorization and without further consent) to sell Shares otherwise issuable to Participant upon settlement of the RSUs and Dividend Equivalents and submit the proceeds of such sale to the Company; or
(iv)any other method determined by the Company to be permitted under the Plan and in compliance with Applicable Law.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items

EXHIBIT 10.50
directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs and Dividend Equivalents, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.
(d)    Participant agrees to pay the Company or the Service Recipient any amount of Tax-Related Items that cannot be satisfied by the means described above in Section 3.2(b). The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs, the Dividend Equivalents or the Shares subject to the RSUs and the Dividend Equivalents.
ARTICLE IV.
OTHER PROVISIONS
4.1Nature of Grant. By accepting the RSUs, Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, and it is wholly discretionary in nature;
(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the RSUs, the Dividend Equivalents and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the RSUs, the Dividend Equivalents and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares underlying the RSUs and the Dividend Equivalents is unknown, indeterminable, and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs and the Dividend Equivalents resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or other service agreement, if any);
(i)unless otherwise agreed with the Company, the RSUs, the Dividend Equivalents and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or affiliate;
(j)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs, the Dividend Equivalents and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs, the Dividend Equivalents or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)neither the Company, the Service Recipient nor any other Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the RSUs, the Dividend Equivalents or of any amounts due to Participant pursuant to the

EXHIBIT 10.50
vesting of the RSUs or of the Dividend Equivalents or the subsequent sale of any Shares acquired upon settlement of the RSUs and the Dividend Equivalents.
4.2Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or comparable non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5Governing Law and Venue. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state's choice-of-law principles requiring the application of a jurisdiction's laws other than the State of Delaware. For purposes of any action, lawsuit or other proceeding brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts in Wake County, North Carolina, and no other courts, where this grant is made and/or to be performed.
4.6Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.8Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.9Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.10Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.11Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

EXHIBIT 10.50
4.12Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or other service of the Company, the Service Recipient or any other Subsidiary or affiliate or interferes with or restricts in any way the rights of the Company, the Service Recipient and any other Subsidiary or affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Service Recipient or another Subsidiary or affiliate and Participant.
4.13Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.
4.14Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If Participant received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.15Appendix. Notwithstanding any provisions in this Global Restricted Stock Unit Award Agreement, the RSUs shall be subject to any additional terms and conditions set forth in the Appendix to this Global Restricted Stock Unit Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
4.16Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.
4.17Foreign Asset/Account, Exchange Control and Tax Reporting. Participant acknowledges that Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable Laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
4.18Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

EXHIBIT 10.50
APPENDIX
TO
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
BANDWIDTH INC.
Amended and Restated 2017 Incentive Award Plan

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Global Restricted Stock Unit Agreement (the "RSU Agreement") and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs if Participant resides and/or works in one of the countries listed below.

If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant transfers to another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of July 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the RSUs vest or Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently residing and/or working, or if Participant transfers to another country after the Grant Date, the information contained herein may not be applicable to Participant in the same manner.

EXHIBIT 10.50
Data Privacy Provisions Applicable to all Non-U.S. Participants

The Company and the Service Recipient collect, process, and use certain personal data about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan and to fulfill the RSU Agreement and the Plan as a benefit to the Participant, in accordance with and subject to the Company’s Employee Global Privacy Notice. For clarity, the Company may transfer Data to stock plan administration service providers or other third-party service providers located in the United States to assist the Company with the implementation, administration, and management of the Plan and performance of the RSU Agreement, as provided in the Company’s Employee Global Privacy Notice.
BELGIUM
Notifications
Foreign Asset / Account Tax Reporting Information. Belgian residents are required to report any security or bank accounts (including brokerage accounts) opened and maintained outside Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.
Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will not apply when the RSUs vest, but likely will apply when the Shares are sold. Participant should consult with a personal tax or financial advisor for additional details on Participant’s obligations with respect to the stock exchange tax.
Annual Securities Account Tax Information. A new “annual securities accounts tax” has been implemented, which imposes a 0.15% annual tax on the value of qualifying securities held in a Belgian or foreign securities account. The tax will not apply unless the total value of securities held in such an account exceeds an average of €1 million on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations may apply, depending on whether the securities account is held with a Belgian or foreign financial institution. Participant should consult their personal tax advisor for more information regarding Participant’s annual securities accounts tax payment obligations.
IRELAND
There are no country-specific provisions.
ROMANIA
Terms and Conditions
Language Consent. By accepting the grant of RSUs, Participant acknowledges that Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Grant Notice, the Agreement and the Plan), which were provided in the English language. Participant accepts the terms of those documents accordingly.
Consimtamant cu privire la limba. Prin acceptarea acordarii de RSU-uri, Participantul confirma ca acesta sau aceasta are un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, a citit si confirma ca a inteles pe deplin termenii documentelor referitoare la acordare (Anuntul, Acordul si Planul), care au fost furnizate in limba engleza. Participantul accepta termenii acestor documente in consecinta.

EXHIBIT 10.50
Notifications
Exchange Control Information. If Participant deposits the proceeds from the sale of Shares acquired under the Plan into a bank account in Romania, Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. Participant understands that Participant should consult with Participant’s personal legal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.
SINGAPORE
Terms and Conditions
Restrictions on Sale and Transferability. Participant hereby agrees that any Shares acquired under the Plan will not be offered for sale in Singapore prior to the six (6) month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA” ) and in accordance with the conditions of any other applicable provision of the SFA.
Notifications
Securities Law Information. The grant is being made pursuant to the “ Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA and is not made to Participant with a view to the RSUs, tandem Dividend Equivalents or the Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. If Participant is a director, associate director or shadow director of a Singaporean Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when (i) Participant receives an interest (e.g., Shares) in the Company or any related companies or (ii) Participant sells or receives Shares of the Company or any related company (including when Participant sells or receives Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Participant’s interests in the Company or any related company within two business days of becoming a director. These notification requirements apply regardless of whether the director is resident of or employed in Singapore.
SOUTH KOREA
Notifications
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc. ) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end during a calendar year. Participant should consult with his or her personal tax advisor to determine Participant’s personal reporting obligations.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 4.1 of the RSU Agreement:
By accepting this grant of RSUs, Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan.
Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs and Dividend Equivalents under the Plan to Service Providers throughout the world. The decision is a

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limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary or affiliate, other than to the extent set forth in this Agreement. Consequently, Participant understands that the RSUs and Dividend Equivalents are granted on the assumption and condition that the RSUs, the Dividend Equivalents and any Shares acquired at settlement of the RSUs and Dividend Equivalants are not part of any employment or other service agreement (either with the Company or any Subsidiary or affiliate, including the Service Recipient), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant of RSUs would not be made but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of or right to the RSUs shall be null and void.
Further, the Participant understands that Participant will not be entitled to continue vesting in any RSUs or Dividend Equivalents once Participant experiences a Termination of Service. This will be the case, for example, even in the event of a termination of Participant by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjusted or recognized to be without cause, individual or collective dismissal or objective grounds, whether adjudged or recognized to be without cause, material modification of the terms of employment or service under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. Participant acknowledges that Participant has read and specifically accepts the conditions referred to in Section 4.1 of the RSU Agreement.
Notifications
Securities Law Information. No “offer to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSUs and Dividend Equivalents. The Plan, this Agreement, and any other documents evidencing this grant of RSUs have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
Exchange Control Information. Participant must declare the acquisition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economics and Competitiveness. Participant must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
In addition, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to Participant by the Company or any U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1 million.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 3.2 of the RSU Agreement:
Without limitation to Section 3.2 of the RSU Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply in case the

EXHIBIT 10.50
indemnification is viewed as a loan. In this case, any income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Service Recipient (as appropriate) for the value of employee NICs due on this additional benefit, which the Company and/or the Service Recipient may collect by any of the means referred to in Section 3.2(b) of the RSU Agreement.